Exhibit 99.1
FOR IMMEDIATE RELEASE:                         March 1, 2013
NW Natural Reports 2012 & Q4 Results
Issues 2013 EPS Guidance
___________________________________________________

•	Consolidated earnings for fiscal year 2012 were $2.22 per share on net income of $59.9 million, compared to $2.39 per share on net income of $63.9 million in 2011.

•	Oregon general rate case decision in 2012 approved several key long-term recovery mechanisms, but also delayed some policy decisions to 2013.

•	Utility customer growth rate was 0.9% for the year 2012, compared to 0.8% for 2011.

•
Cost of gas rates to NW Natural's Oregon and Washington customers decreased for the fourth year in a row, resulting in aggregate customer rate decreases of around 30% and total savings of approximately $400 million.

•	Customer refunds in 2012 totaled approximately $39 million due to lower wholesale natural gas prices.

•	Customer satisfaction scores remain high, with NW Natural ranking second in the J.D. Power and Associates Study of natural gas utilities in the U.S. Western region.

•	Shareholder dividends increased 2.2% to 45.5 cents per share in the fourth quarter of 2012, marking the 57th consecutive year dividend payments have increased.

•	Earnings guidance for 2013 is estimated to be in the range of $2.15 to $2.35 per share.
___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), posted earnings per share of $2.22 on net income of $59.9 million, compared to $2.39 per share on net income of $63.9 million in 2011. Results for 2012 were negatively affected by a previously disclosed, one-time after-tax charge of $2.7 million ($0.10 per share) related to a regulatory disallowance of certain income tax expense recovery and a decrease in operating revenues of $3.9 million resulting from timing differences caused by changes in the billing rate structure for Oregon customers. Both items were a result of the recently completed Oregon general rate case.

“Despite the challenging regulatory and economic environment, we were able to successfully move forward on many key initiatives in 2012,” said Gregg Kantor, President and Chief Executive Officer. “We completed the first Oregon general rate case since 2002, strengthened our continuing focus on safety, and refunded $39 million of natural gas commodity savings to customers.”

Full-year and fourth quarter financial and operating results

Consolidated income and earnings per share
For the year ended Dec. 31, 2012, NW Natural earnings were $2.22 per share on net income of $59.9 million. This compared to the Company's results in 2011 of $2.39 per share on net income of $63.9 million. Utility operations in 2012 produced a $1.6 million increase in utility margin (operating revenues less cost of gas), but that increase was offset by higher operating expenses, excluding cost of gas, and the $2.7 million one-time after-tax charge related to a regulatory disallowance of income tax expense recovery. Our gas storage and other business segments contributed an additional $1.3 million of net income in 2012 compared to 2011.

For the quarter ended Dec. 31, 2012, net income decreased to $1.05 per share on net income of $28.4 million, compared to $1.09 per share on net income of $29.2 million last year. The decrease in net income for the quarter was primarily due to the $3.9 million shift in utility operating revenues from the fourth quarter of this year to the first three quarters of 2013. These timing differences were caused by changes in our billing rate structure for Oregon customers resulting from the Oregon rate case. Partially offsetting these decreases were lower operations and maintenance expenses and higher gas cost savings.

Results of utility operations
Utility net income results
For the year ended Dec. 31, 2012, utility operations provided earnings of $2.05 per share on net income of $55.1 million. This compared to $2.26 per share on net income of $60.5 million for 2011. Major factors contributing to the decrease were an $8.4 million increase in operating expenses due to an increase in utility payroll and payroll related expenses and the $2.7 million after-tax income tax charge from the rate case. Partially offsetting these losses was a $1.6 million increase in utility margin comprised of increases due to a $7.4 million net charge in 2011 related to a utility tax law change in Oregon as well as 0.9% residential and commercial customer growth in 2012 compared to 2011. Partially offsetting these margin increases were $3.9 million of timing differences from new billing rate structures under the Oregon general rate case as well as the effects of warmer weather. Also increasing net income was a $1.5 million decrease in interest expense.

For the fourth quarter of 2012, utility operations contributed net income of $26.9 million or $1.00 per share, compared to $28.8 million or $1.08 per share for the same period in 2011. The fourth quarter decrease was primarily due to the impact on revenue of the $3.9 million of timing differences from new billing rate structures under the Oregon general rate case, which took effect on November 1, 2012.

Utility margin results
For the year ended Dec. 31, 2012, utility gas sales and transportation deliveries, excluding deliveries of gas stored for others, were 1.11 billion therms, compared to 1.15 billion therms in 2011. The 4% decrease in volumes from last year was mainly due to the effects of weather, which was 11% warmer during 2012 than a year ago.

For the fourth quarter of 2012, NW Natural’s utility gas sales and transportation deliveries, excluding deliveries of gas stored for others, were 326 million therms, down 7% from 350 million therms delivered in the fourth quarter of 2011, mainly due to weather, which was 15% warmer during the fourth quarter of 2012 than last year. Utility margin for the fourth quarter of 2012 decreased by $5.1 million or 5%, primarily due to $3.9 million of timing differences in new billing rate structure referred to above, $0.6 million for other revenue requirement decreases in the rate case, and the effect of warmer weather. However, the margin impact from lower sales volumes due to warmer weather during the fourth quarter of 2012 was largely mitigated by the Company's weather normalization mechanism in Oregon.

Residential and Commercial Sales. Sales to residential and commercial customers for the year ended Dec. 31, 2012 were 638 million therms, compared to 682 million therms in 2011. The 6% decrease in consumption was primarily due to 11% warmer weather over last year. Utility margin totaled $306.4 million for 2012, compared $315.7 million last year, primarily reflecting positive margin impact realized in the second quarter of 2011 when colder weather was not fully offset by our Oregon weather normalization mechanism, and the negative margin impact realized in the fourth quarter of 2012 when $3.9 million of timing differences from our new billing rate structure were effective. In addition, margin decreased in 2012 due to warmer weather in Washington, which does not have normalization mechanisms in place, and Oregon customers that opt out of weather normalization.

NW Natural’s weather normalization mechanism in Oregon adjusted margin up by $4.0 million for the fourth quarter of 2012 and by $0.1 million for the year ended Dec. 31, 2012, based on weather that was 11% and 3% warmer than average, respectively. This compared to margin decreases of $2.5 million and $13.1 million for the same periods in 2011, based on weather that was 4% and 9% colder than average. The decoupling mechanism in Oregon adjusted margin up by $10.7 million for the year ended Dec. 31, 2012, compared to a margin increase of $19.3 million for 2011.

Industrial Sales. Gas deliveries to industrial customers in 2012 were 474 million therms, compared to 471 million therms in 2011. Utility margin from industrial customers was $28.6 million in 2012 and 2011.

Gas Cost Sharing Mechanism. Under the Company’s regulatory incentive sharing mechanism in Oregon, lower gas costs contributed $3.8 million to margin for the year ended Dec. 31, 2012, compared to $2.1 million for 2011.

Utility customer growth rate at 0.9%
NW Natural's customer growth rate for the trailing 12-month period ended Dec. 31, 2012 was 0.9%, with the Company serving approximately 686,000 customers at year end. The Company added about 6,400 new customers in 2012, compared to 5,500 customers in 2011.

Gas reserves investment
Our gas reserves investment provides long-term gas price stability for our utility customers, and we continued to invest in gas reserves with $54.1 million of additional capital expenditure in 2012. At December 31, 2012, our net investment in these reserves was $71.3 million. These reserves hedged approximately 4% of total utility gas supply requirements for the year ended Dec. 31, 2012. Currently, we expect these supplies to hedge roughly 8% of our utility gas supply requirements for the 2012-13 gas contract year.

Results of gas storage operations
For the year ended Dec. 31, 2012, our gas storage segment contributed $0.17 per share on net income of $4.5 million, compared to $0.15 per share on net income of $4.1 million for 2011. For the fourth quarter of 2012, gas storage contributed net income of $1.3 million or $0.05 per share, compared to net income of $0.9 million or $0.03 per share for the same period in 2011. Gas storage results for 2012 reflected revenue increases from Gill Ranch due to additional contracted storage capacity and lower operating expenses. This increase was partially offset by higher interest expense from Gill Ranch's debt financing, which was outstanding for the entire year of 2012 compared to only one month in 2011.

Results of other operations
For the year ended Dec. 31, 2012, other non-utility investments and activities contributed less than a cent per share, compared to a net loss of $0.02 per share for 2011. For the fourth quarter of 2012, other non-utility investments and activities contributed income of less than $0.01 per share, compared to a net loss of $0.02 per share for the same period in 2011.

Operations and maintenance expense
Consolidated operations and maintenance expense for the year ended Dec. 31, 2012 was $129.5 million, compared to $125.4 million for 2011, for a 3% increase. This 3% increase was primarily due to increases in utility payroll and payroll related expenses reflecting an increase in field service employees, and higher costs for employee training, the Oregon general rate case, and information technology maintenance.

Operations and maintenance expense for the fourth quarter of 2012 decreased by $1.5 million, or 4% compared to 2011, primarily due to lower expense at Gill Ranch, partially offset by higher payroll and payroll related costs at the utility.

Cash flows
Cash provided by operations for the year ended Dec. 31, 2012 was $168.8 million, compared to $233.5 million in 2011. The decrease was primarily due to the gas cost refunds to customers in 2012, compared to the timing of monies received from environmental insurance recoveries and federal tax refunds in 2011. Cash requirements for investing activities in 2012 totaled $184.7 million, compared to $153.1 million in 2011 with the increase primarily due to capital expenditures for utility training and emergency back-up facilities as well as ongoing gas reserve investments.

Capital structure
NW Natural’s consolidated capitalization at Dec. 31, 2012 reflected 45.4% common equity, 42.8% long-term debt, and 11.8% short-term debt. This compared to 46.5% common equity, 41.7% long-term debt, and 11.8% short-term debt and current maturities of long-term debt at Dec. 31, 2011.

2013 earnings guidance
The Company is providing earnings guidance to be in the range of $2.15 to $2.35 per share for 2013. The Company’s 2013 earnings guidance assumes a continued slow economic recovery and customer growth, average weather conditions, no changes to the recoverability of our regulatory assets, and no significant changes in prevailing legislative and regulatory policies or outcomes.

Dividend declaration
The board of directors of NW Natural declared a quarterly dividend of 45.5 cents a share on the Company’s common stock. The dividends were paid Feb. 15, 2013 to shareholders of record on Jan. 31, 2013. The Company’s indicated annual dividend rate is $1.82 per share.

Presentation of results
In addition to presenting results of operations and earnings amounts in accordance with generally accepted accounting principles (GAAP), NW Natural has expressed certain measures in this press release on an equivalent cents per share basis, which are non-GAAP financial measures. These amounts reflect factors that directly impact the Company's earnings. In calculating these financial disclosures, we allocate income tax expense based on the effective tax rate, where applicable. These non-GAAP financial measures should not be used to the exclusion of GAAP financial measures. NW Natural believes that these non-GAAP financial measures provide useful information to the reader by removing the effects of variances in GAAP reported results of operations that we believe are not indicative of fundamental changes in our financial condition or results of operations.

Conference call arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Mar. 1, 2013 to review the Company's financial and operating results for the year and three months ended Dec. 31, 2012.

To hear the conference call live, please dial 1-877-317-6789 within the United States and 1-866-605-3852 from Canada. International callers can dial 1-412-317-6789. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10023662). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, hedge efficacy, gas reserves and their financial value and benefit, customer growth, weather, commodity costs, customer rates, financial positions, revenues and earnings, dividends, performance, legislative actions and impact, effects of future regulatory proceedings, rate recovery, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the Company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the Company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 686,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.8 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:
Chu Lee
Phone: 1-800-422-4012, Ext. 3412
Email: c4l@nwnatural.com

Media Contact:
Kim Heiting
Phone: 503-220-2366
Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statement
(Consolidated - unaudited)

	Three Months Ended
In thousands, except per share amounts	12/31/12	12/31/11	Change	% Change
Income from operations	$56,471	$59,882	$(3,411)	(6)%
Net income	28,397	29,244	(847)	3

Diluted average shares of common stock outstanding	26,960	26,784	176	1%
Basic earnings per share of common stock	$1.06	$1.09	$(0.03)	3
Diluted earnings per share of common stock	1.05	1.09	(0.04)	4

	Twelve Months Ended
In thousands, except per share amounts	12/31/12	12/31/11	Change	% Change
Income from operations	$142,180	$144,845	$(2,665)	(2)%
Net income	59,855	63,898	(4,043)	(6)

Diluted average shares of common stock outstanding	26,907	26,744	163	1%
Basic earnings per share of common stock	$2.23	$2.39	$(0.16)	(7)
Diluted earnings per share of common stock	2.22	2.39	(0.17)	(7)

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	December 31,	December 31,
In thousands	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$8,923	$5,833
Accounts receivable	61,229	77,449
Accrued unbilled revenue	56,955	61,925
Allowance for uncollectible accounts	(2,518)	(2,895)
Regulatory assets	52,448	94,673
Derivative instruments	1,950	2,853
Inventories	67,602	74,363
Gas reserves	14,966	4,463
Income taxes receivable	2,552	7,045
Other current taxes	19,592	22,980
Total current assets	283,699	348,689
Non-current assets:
Property, plant, and equipment	2,786,008	2,661,102
Less: Accumulated depreciation	812,396	767,226
Total property, plant, and equipment - net	1,973,612	1,893,876
Gas reserves	84,693	47,451
Regulatory assets	387,888	371,392
Derivative instruments	3,639	—
Other investments	67,667	68,263
Restricted cash	4,000	4,000
Other non-current assets	13,555	12,903
Total non-current assets	2,535,054	2,397,885
Total assets	$2,818,753	$2,746,574
Liabilities and equity:
Current liabilities:
Short-term debt	$190,250	$141,600
Current maturities of long-term debt	—	40,000
Accounts payable	85,613	86,300
Taxes accrued	9,588	10,747
Interest accrued	5,953	5,857
Regulatory liabilities	20,792	31,046
Derivative instruments	10,796	57,317
Other current liabilities	45,444	41,597
Total current liabilities	368,436	414,464
Long-term debt	691,700	641,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	446,604	413,209
Regulatory liabilities	288,113	278,382
Pension and other postretirement benefit liabilities	215,792	201,530
Derivative instruments	578	6,536
Other non-current liabilities	74,497	76,265
Total deferred credits and other non-current liabilities	1,025,584	975,922
Equity:
Common stock	356,571	348,383
Retained earnings	385,753	373,905
Accumulated other comprehensive loss	(9,291)	(7,800)
Total equity	733,033	714,488
Total liabilities and equity	$2,818,753	$2,746,574

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (Unaudited)
In thousands (year ended December 31)	2012	2011
Operating activities:
Net income	$59,855	$63,898
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	73,017	70,004
Deferred tax liabilities	42,780	46,877
Non-cash expenses related to qualified defined benefit pension plans	5,448	7,191
Contributions to qualified defined benefit pension plans	(23,500)	(22,045)
Deferred environmental expenditures - net of recoveries	(12,503)	25,586
Other	3,990	280
Changes in assets and liabilities:
Receivables	22,170	(6,246)
Inventories	6,761	6,022
Taxes accrued	3,334	34,189
Accounts payable	(602)	148
Interest accrued	96	675
Deferred gas costs	(17,644)	8,565
Other - net	5,636	(1,682)
Cash provided by operating activities	168,838	233,462
Investing activities:
Capital expenditures	(132,029)	(100,534)
Utility gas reserves	(54,085)	(50,597)
Restricted cash	—	(3,076)
Other	1,437	1,142
Cash used in investing activities	(184,677)	(153,065)
Financing activities:
Common stock issued - net	6,758	3,040
Long-term debt issued	50,000	90,000
Long-term debt retired	(40,000)	(10,000)
Change in short-term debt	48,650	(115,835)
Cash dividend payments on common stock	(48,007)	(46,690)
Other	1,528	1,464
Cash provided by (used in) financing activities	18,929	(78,021)
Increase (decrease) in cash and cash equivalents	3,090	2,376
Cash and cash equivalents - beginning of period	5,833	3,457
Cash and cash equivalents - end of period	$8,923	$5,833

Supplemental disclosure of cash flow information:
Interest paid	$43,061	$41,413
Income taxes paid	$2,979	$1,756

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Fourth Quarter and Year - 2012

	3 Months Ended			12 Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2012	2011	Change	2012	2011	Change
Operating revenues	$229,476	$264,652	(13)%	$730,607	$828,055	(12)%

Operating expenses:
Cost of gas	113,466	144,628	(22)	355,335	458,508	(23)
Operations and maintenance	33,980	35,499	(4)	129,477	125,417	3
General taxes	6,872	6,943	(1)	30,598	29,281	4
Depreciation and amortization	18,687	17,700	6	73,017	70,004	4
Total operating expenses	173,005	204,770	(15)	588,427	683,210	(14)
Income from operations	56,471	59,882	(6)	142,180	144,845	(2)
Other income and expense - net	1,300	406	220	4,936	4,523	9
Interest expense - net	10,994	11,132	(1)	43,157	42,088	3
Income before income taxes	46,777	49,156		103,959	107,280
Income tax expense	18,380	19,912	(8)	44,104	43,382	2
Net income	$28,397	$29,244	(3)	$59,855	$63,898	(6)
Common shares outstanding:
Average for period - basic	26,884	26,719		26,831	26,687
Average for period - diluted	26,960	26,784		26,907	26,744
End of Period	26,917	26,756		26,917	26,756
Earnings per share:
Basic	$1.06	$1.09	3%	$2.23	$2.39	(7)%
Diluted	1.05	1.09		2.22	2.39
Dividends declared per share of common stock	0.455	0.435		1.79	1.75
Book value per share - end of period	27.23	26.70		27.23	26.70
Market closing price - end of period	44.20	47.93		44.20	47.93
Balance sheet data - end of period:
Total assets	$2,818,753	$2,746,574		$2,818,753	$2,746,574
Total equity	733,033	714,488		733,033	714,488
Long-term debt	691,700	681,700		691,700	681,700
(including amounts due in one year)
Operating statistics:
Customers - end of period	685,941	679,543	0.9%	685,941	679,543	0.9%
Utility volumes - therms:
Residential and commercial sales	200,469	224,349		637,885	681,621
Industrial firm	9,214	10,389		34,932	37,572
Industrial interruptible	15,559	15,761		59,560	59,108
Transportation	100,987	99,823		379,392	374,053
Total utility volumes sold and delivered	326,229	350,322		1,111,769	1,152,354
Utility operating revenues:
Residential and commercial sales	$207,497	$242,954		$642,337	$744,355
Industrial firm	6,788	8,323		25,504	30,587
Industrial interruptible	7,677	9,065		28,938	34,818
Transportation	4,024	4,039		15,578	15,908
Regulatory adjustment for income taxes paid	—	—		—	(7,162)
Other revenues	874	(382)		5,935	3,713
Less: Revenue taxes	5,742	6,546		18,430	20,741
Total utility operating revenues	221,118	257,453		699,862	801,478
Less: Cost of gas	113,512	144,727		355,335	458,508
Utility margin	$107,606	$112,726		$344,527	$342,970
Degree days:
Average (25-year average)	1,608	1,614		4,279	4,265
Actual	1,435	1,684		4,152	4,652
Percent colder (warmer) than average weather	(11)%	4%		(3)%	9%